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EXHIBIT 10.19
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                                CHANGE IN CONTROL
                         EXECUTIVE COMPENSATION PACKAGE
                            DATED SEPTEMBER 18, 1998
                                     BETWEEN
                             DAVID J. GURY AND NABI




























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NABI
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                                           5800 PARK OF COMMERCE BOULEVARD, N.W.
                                                            BOCA RATON, FL 33487




                       EFFECTIVE AS OF SEPTEMBER 18, 1998

David J. Gury
2360 N. W. 43rd Street
Boca Raton, FL  33431

Dear David:

         The Compensation Committee (the "Committee") of the Board of Directors of Nabi (the "Board") has determined that it is in the best interests of the Corporation and its shareholders for the Corporation to agree, as provided herein, to pay you termination compensation in the event you should leave the employ of the Corporation under the circumstances described below.

         The Committee recognizes that the continuing possibility of a sale or change of control of the Corporation is unsettling to you. Therefore, these arrangements are being made to help assure a continuing dedication by you to your duties to the Corporation by diminishing the inevitable distraction to you from the personal uncertainties and risks created by a pending sale or change of control of the Corporation. In particular, the Committee believes it important, should the Corporation receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own situation, to assess and advise the Board whether such proposals would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Committee also wishes to demonstrate to executives of the Corporation that the Corporation is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly.

        1. In view of the foregoing and in further consideration of your continued employment with the Corporation, the Corporation will pay to you as termination compensation a lump sum amount, determined as provided below, in the event that (a) within six months after a Change of Control of the Corporation you die, become disabled or terminate your employment with the Corporation for Good Reason, (b) within twelve months after a Change of Control of the Corporation your employment with the Corporation is terminated by the Corporation for any reason other than Cause, or (c) within the period beginning on the sixth monthly anniversary of a Change of Control of the Corporation and ending on the twelfth monthly anniversary thereof, you terminate your employment with the Corporation for any reason (including, without limitation, death or disability). The lump sum compensation so payable (hereinafter referred to as the "Lump Sum Amount") shall be an amount equal to three (3) times the sum of
(a) the higher of (i) your current annual base salary and (ii) your annual base salary immediately prior to the Change or Control plus (b) the average amount of any and all bonuses payable to or received by you with respect to the three full calendar years prior to the Change of Control. The Lump Sum Amount shall be paid to you within five days after the date of termination of your employment (hereinafter referred to as the "Termination Date").

         2. In addition, in the event your employment with the Corporation terminates under circumstances entitling you to receive the Lump Sum Amount:

                  (a) Any compensation and other amounts previously deferred by you, together with accrued interest thereon, if any, to which you are entitled, and any accrued vacation pay not yet paid by the Corporation, shall be paid to you within five days of the Termination Date.




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                  (b) All other amounts accrued or earned by you through the date of such termination and amounts otherwise owing under the Corporation's plans and policies shall be paid to you within five days of the Termination Date.

                  (c) The Corporation shall maintain in full force and effect, for the continued benefit of you and/or your family for three years after the Termination Date, all employee welfare benefit plans and any other employee benefit programs or arrangements (including, without limitation, medical and dental insurance plans, disability and life insurance plans and car allowance programs) in which you were entitled to participate immediately prior to the Change of Control, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Corporation shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Corporation and relating specifically to you.

                  (d) Seventy-five percent (75%) of all outstanding stock options which you hold and which are not then vested and exercisable shall vest and become exercisable immediately upon a Change of Control and, together with all other vested stock options which you hold, will remain exercisable for the full term of such options. Notwithstanding the foregoing, in the event of a Change of Control caused by a business combination involving the Corporation which is intended to be accounted for as a "pooling of interests", and with respect to which the independent auditors for the Corporation issue an opinion to the Corporation and to you that, but or the acceleration of vesting of the foregoing options or other benefits in anticipation of the business combination transaction, the transaction will qualify for pooling of interests accounting treatment (the acceleration provision contained in this Agreement being the sole impediment to pooling of interest accounting treatment), then the Corporation and the acquiring or surviving entity may convert the unvested stock options which are the subject of the opinion into an option to purchase shares of stock in the acquiring or surviving entity (as the case may be) on a fair and equitable basis and, in such case, the vesting of such unvested options which are the subject of the opinion will not accelerate as provided hereunder (but shall continue to vest over the original vesting period, without the requirement of continued employment).

                  (e) The Corporation at its expense shall provide you with professional outplacement services of your choosing and shall reimburse you for incidental outplacement expenses (such as resume mailing and clerical support but not interview traveling), all such outplacement benefits not to exceed an out-of-pocket cost to the Corporation of $50,000, and shall further provide you at the Corporation's expense for a period of twelve months following termination of employment or the date you secure other employment, whichever first occurs, with suitable office accommodations and full-time secretarial and clerical support and assistance.

                  (f) You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Termination Date, or otherwise. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which it may have against you or others.

        3. For purposes of this Agreement:

                  (a) "Change of Control" shall mean (i) the acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the "Exchange Act"), except for an employee benefit plan sponsored by the Corporation, of beneficial ownership (within the meaning of Section Rule 13d-3 promulgated under the Exchange Act) of 15% or more of (A) the outstanding shares of common stock of the Corporation or (B) the combined voting power of the then outstanding voting securities of the Corporation which are entitled to vote generally in the election of directors, (ii) individuals who, as of January 1, 1998,




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         are members of the Corporation's Board (or directors whose subsequent nomination or election was approved by a vote of at least a majority of such incumbents, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened solicitation to which Rule 14a-11 or Regulation 14A promulgated under the Exchange Act applies, or other actual or threatened solicitation of proxies or consents) cease for any reason to constitute a majority of the Board or
         (iii) approval by the Corporation's shareholders of a reorganization, merger, consolidation, or share exchange, unless the holders of the Corporation's common stock immediately prior to the transaction own a majority of the votes entitled to be cast for the election of Directors immediately following such transaction or (iv) approval by the Corporation's shareholders of a liquidation or dissolution, or a sale, lease, exchange or other disposition (in one transaction or a series of transactions) of all, or substantially all, of the assets of the Corporation, provided, however, that a sale, in a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation's plasma collection operations shall not constitute a Change of Control.

                  (b) "Good Reason" shall be deemed to exist under any of the following circumstances:

                           (i) failure by the Corporation to fully perform the
                  terms of this Agreement or your then existing employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and remedied by the Corporation promptly (but not later than five days) after receiving notice thereof from you;

                           (ii) the Corporation's requiring you to be based or
                  to perform services at a site or location more than 25 miles from the site or location where you are based at the time of the Change of Control (but in all events such site or location shall be the headquarters of the Corporation), except for travel reasonably required in the performance of your responsibilities (which does not materially exceed the level of travel required of you in the six-month period immediately preceding the Change of Control);

                           (iii) any failure by the Corporation to obtain an
                  assumption and agreement to perform this Agreement by a successor;

                           (iv) the assignment to you of any duties inconsistent
                  in any respect with your position as Chairman, President (if you are President of the Corporation at the time of the Change of Control) and Chief Executive Officer of the Corporation or your authority, duties or responsibilities as contemplated by your then existing employment agreement (including status, offices, title and reporting relationships), or any other action by the Corporation which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly (but not more than five days) after receipt of notice thereof given by you; or

                           (v) failure by the Corporation to continue in effect
                  any benefit, retirement or compensation plan (including all plans of any nature described in this Agreement) in which you are participating at the time of a Change of Control (or plans providing substantially similar or greater benefits), or the Corporation has taken action which would adversely affect your participation in or reduce your benefits under any of such plans or deprive you of any fringe benefit or perquisite enjoyed by you at the time of the Change of Control.

                  (c) "Cause" means cause as defined in your Employment Agreement effective as of January 1, 1993 (the "Employment Agreement")

         For purposes of this Agreement, any good faith determination of "Good Reason" made by you shall be conclusive.

        4. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"),



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 would be subject to the excise tax imposed by Section 4999 of the Internal
Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Arthur Andersen LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and you within 15 business days of the date your employment with the Corporation terminates, or such earlier time as is requested by the Corporation. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with an opinion that you have substantial authority not to report any excise tax on your federal income tax return. Any determination by the Accounting Firm shall be binding upon the Corporation and you except as provided elsewhere in this Section 4. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to
Section 4(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to you or for your benefit.

               (c) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you know of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty-day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                           (i) give the Corporation any information reasonably requested by the Corporation relating to such claim,

                           (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with regard to such claim by an attorney reasonably selected by the Corporation.

                           (iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and

                           (iv) permit the Corporation to participate in any proceedings relating such claim;

         provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payments of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that (i) if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from








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         any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and (ii) any request by the Corporation that you extend the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 4(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation's complying with the requirements of Section 4(c) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 4(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        5. Anything in this Agreement to the contrary notwithstanding, if your employment with the Corporation is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated by you that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement, a Change of Control shall be deemed to have occurred the date immediately prior to the date of such termination.

        6. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Corporation and any successor or assign of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

        7. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (all notices to the Corporation to be directed to the attention of the President of the Corporation with a copy to the Secretary of the Corporation) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. The failure by you to set forth in any notice of termination of employment any fact or circumstances which contributes to a showing of Good Reason shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.

        8. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws.

        9. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation (other than any successor solely to all or substantially all of the assets of the Corporation's plasma collection operations) to expressly assume and agree to perform this Agreement in the same manner and










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to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        10. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation and for which you may qualify. Amounts which are vested benefits or which you are otherwise entitled to receive under any plan or program of the Corporation at or subsequent to any Change of Control shall be payable in accordance with such plan or program unless required to be paid earlier in accordance with this Agreement.

        11. If you assert any claim in any contest (whether initiated by you or by the Corporation) as to the validity, enforceability or interpretation of any provision of this Agreement, the Corporation shall pay your legal expenses (or cause such expenses to be paid) including, without limitation, your reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Corporation, provided that you shall reimburse the Corporation for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if a court of competent jurisdiction shall find that you did not have a good faith and reasonable basis to believe that you would prevail as to at least one material issue presented to such court.

        12. This Agreement shall supersede the provisions of the Employment Agreement to the extent this Agreement and the Employment Agreement are inconsistent, and in the event of any inconsistency between this Agreement and the Employment Agreement, this Agreement shall control. In all other respects, the Employment Agreement shall continue in full force and effect in accordance with its terms.

        13. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        14. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         If you are in agreement with the foregoing, please so indicate by signing and returning to the Corporation the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement under seal between you and the Corporation.

                                         NABI
                                         5800 Park of Commerce Boulevard, N.W.
                                         Boca Raton, Florida 33487


                                         By:  /s/ John C. Carlisle
                                              --------------------------------
                                              John C. Carlisle
                                              Chief Operating Officer and
                                              Executive Vice President

Accepted and agreed:


By: /s/ David J. Gury
   ----------------------------------
   David J. Gury
   Chairman of the Board,
   Chief Executive Officer and President













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